Calculation of Earnings Per Share
in thousands (except per share amounts)

                            Thirteen weeks ended             Twenty-six  weeks ended
                        June 30, 1996   June 25, 1995    June 30, 1996   June 25, 1995
                        --------------  --------------   --------------  --------------
Net Income               $150,016        $139,423         $239,366        $225,629
                        =========       =========        =========       =========

Weighted average
 number of
 common shares
 outstanding              140,845         140,117          140,763         140,065
                        =========       =========        =========       =========

Net income
 per share                  $1.07           $1.00            $1.70           $1.61

